Exhibit 4.1

34156-2_velti_plc_4c_text.j

Reference 8060-01 Velti plc ORDINARY SHARES OF 5 PENCE EACH CERTIFICATE No. ACCOUNT No. TRANSFER No. DATE NUMBER OF ORDINARY SHARES Velti plc a public limited company incorporated in Jersey under the Companies (Jersey) Law 1991 with registered number 103899. This is to Certify that the undermentioned is/are the registered holder(s) of the number of Ordinary Shares of 5 pence each fully paid in Velti plc as stated below subject to the provisions of the Memorandum and Articles of Association of the Company. NAME(S) OF MEMBER(S) Signed on behalf of Velti plc SPECIMEN Director Director NUMBER OF ORDINARY SHARES This certificate should be kept in a safe place. It will be needed when you sell or transfer the shares. No transfer of this holding or any portion of this holding will be registered unless this certificate is deposited at the office of the Registrar. The Registrar's address is Equiniti (Jersey) Limited, P.O. Box 63, 11-12 Esplanade, St Helier, Jersey, JE4 8PH, Channel Islands. 000018 There is now a range of shareholder information on line. You can check your holding and find practical Smith & Ouzman - 5117.01 - 11163 help on transferring shares or updating your details at www.shareview.co.uk